Exhibit 4.4


                                OPTION AGREEMENT

     This OPTION AGREEMENT is dated June 13, 1997 ("this Agreement"), by and between Celestial Seasonings, Inc., a Delaware corporation ("the Company") and Mo Siegel ("Siegel"), and amends and restates the Common Stock Subscription Agreement dated July 11, 1991 among Celestial Holdings, Inc. ("Holdings"), Siegel and Vestar/Celestial Investment Limited Partnership (the "Vestar Partnership") (the "Subscription Agreement") insofar as the Subscription Agreement relates to certain options granted by Holdings to Siegel.

                                    RECITALS

     A. Pursuant to the Subscription Agreement, Holdings granted Siegel an option to acquire 18,250 shares of Holdings' Class A Common Stock, par value $.01 per share ("Holdings Common"), at an exercise price of $21.63 per share (the "First Option"), and an option to acquire 18,250 shares of Holdings Common at an exercise price of $30 per share (the "Second Option").

     B. For federal and state income tax purposes, the First Option and the Second Option constituted property held by Siegel and were not compensatory options.

     C. On July 19, 1993, Holdings was merged into the Company (the "Merger"), and, in connection with the Merger, each share of Holdings Common was converted into the right to receive 2.62 shares of the Company's Common Stock, par value $.01 per share (the "CTEA Common").

     D. As a result of the Merger, the First Option became the right to acquire 47,815 shares of CTEA Common at a price of approximately $8.26 per share, and the First Option became the right to acquire 47,815 shares of CTEA Common at a price of approximately $11.45 per share.

     E. Following the distribution of its CTEA Common to its limited partners in 1994, the Vestar Partnership was dissolved.

     F. Siegel and the Company, as the successor to Holdings, wish to amend and restate the Subscription Agreement insofar as the Subscription Agreement relates to the First Option and the Second Option so as to clarify the rights and obligations of the parties.

     The parties therefore agree as follows:

     1. Grant of Option. Subject to the terms and conditions of this Agreement, the Company hereby confirms the grant to Siegel of an option to acquire 47,815 shares of CTEA Common at an exercise price of $8.26 per share and an option to acquire 47,815 shares of CTEA Common at an exercise price of $11.45 per share (collectively, the "Option"). The number of shares of CTEA Common and the exercise price for such shares are subject to adjustment as provided in this Agreement. The Company agrees that all CTEA Common issued upon exercise of the Option shall be duly issued, fully paid and nonassessable.

     2. Exercise of Option. The Option may be exercised, by written notice to the Company in the form attached as Exhibit A hereto, at any time and from time to time after the date of this Agreement. The Option shall not be exercisable in any event after the close of business on July 11, 2031, and the Option shall expire at such time. At the time of exercise of all or part of the Option, Siegel shall pay the full exercise price for the shares of CTEA Common being acquired, by delivering to the Company a certified bank check for the full exercise price. Promptly following receipt of such notice and check, the Company shall deliver to Siegel one or more stock certificates evidencing the CTEA Common being acquired, each containing a legend substantially in the form set forth below:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAWS OR BLUE SKY LAWS ("BLUE SKY LAW") AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE BLUE SKY LAW OR UNLESS SUCH SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION THEREUNDER.

Siegel shall be considered the record owner of the CTEA Common being acquired for all purposes as of the close of business on the date upon which a duly executed notice of exercise and a certified bank check for the full exercise price is received by the Company (the "Exercise Date").

     3. Transfer of the Option and the CTEA Common. Siegel hereby acknowledges that the Option has not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and accordingly, the Option may not be sold, transferred, assigned, pledged or hypothecated without registration under the Act and any applicable state securities law or without exemption therefrom which is satisfactory to the Company. Siegel hereby acknowledges that the shares of CTEA Common which Siegel may acquire by exercising the Option must be acquired for investment without a view to distribution, within the meaning of the Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for such shares under the Act and applicable state securities laws or an exemption therefrom which is satisfactory to the Company. Siegel also agrees that the Option and the shares of CTEA Common which Siegel may acquire by exercising the Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

     4. Adjustments. In the event of any change in the number of shares of CTEA Common outstanding by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares or other change in the corporate or capital structure of the Company which could have the effect of diluting or otherwise affecting Siegel's rights hereunder, the number and kind of shares of CTEA Common subject to the Option and the exercise price therefor shall be appropriately adjusted.

     5. No Rights as Stockholder. Siegel shall not be or have any of the rights or privileges of a stockholder of the Company with respect to shares of CTEA Common acquirable upon exercise of the Option until the close of business on the Exercise Date. No adjustment shall be made to the Option for any dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights on the CTEA Common.

     6. Notices. Any notice hereunder to the Company shall be addressed to:
Celestial Seasonings, Inc., 4600 Sleepytime Drive, Boulder, Colorado 80301,
Attention: Secretary, and any notice hereunder to Siegel shall be addressed to Siegel at Siegel's last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given when delivered personally, by courier or by facsimile (receipt verified) or three business days after being enclosed in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

     7. Counterparts. This Agreement may be executed in one or several counterparts, each of which shall constitute one and the same instrument.

     8. Binding Effect; Amendment; Entire Agreement. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and the heirs, personal representatives, successors and assigns of Siegel. This Agreement may not be modified, amended, altered or supplemented except by a writing signed by the Company and Siegel. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement.

     9. Governing Law. The validity, construction, interpretation, administration and effect of this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

     10. Further Assurances. The parties will execute and deliver such documents and take such action reasonably deemed necessary or desirable to more effectively complete and evidence the issuance of the Option and the sale and transfer of any CTEA Common upon exercise of the Option pursuant to this Agreement.

                                    * * * * *

          IN WITNESS WHEREOF, the Company and Siegel have executed this Agreement as of the date first above written.

                                CELESTIAL SEASONINGS, INC.


                                By:
                                     --------------------------------------

                                Its:
                                     --------------------------------------


                                SIEGEL



                                --------------------------------------
                                Mo Siegel

                                                                       EXHIBIT A


                          Form of Letter to be Used on
                               Exercise of Option

                                 ---------------
                                      Date

Celestial Seasonings, Inc.
4600 Sleepytime Drive
Boulder, Colorado  80301
Attention: Secretary

Dear Ladies and Gentlemen:

     I wish to exercise the stock option granted on July 11, 1991 and evidenced by my Option Agreement dated as of June 13, 1997 to the extent of ________ shares of the Common Stock of Celestial Seasonings, Inc. (the "CTEA Common"), at the exercise price of $___ per share. I represent and warrant that the shares of CTEA Common I am acquiring are being acquired for investment without a view to distribution, within the meaning of the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for such shares under the Act and applicable state securities laws, or an exemption therefrom which is satisfactory to Celestial Seasonings, Inc. My check in the amount of $________ in payment of the entire exercise price for these shares accompanies this letter.

     Please issue a certificate for these shares in the following name:

                       -----------------------------------
                                      Name
                       -----------------------------------
                                 Street Address
                       -----------------------------------
                                 City/State/Zip

                             Very truly yours,


                             -----------------------------------
                             Mo Siegel


                             -----------------------------------
                             Social Security Number